                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                         Philip Morris Companies Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          PHILIP MORRIS COMPANIES INC.

GEOFFREY C. BIBLE                                                120 PARK AVENUE
CHAIRMAN AND CHIEF EXECUTIVE OFFICER                          NEW YORK, NY 10017


                                                                  March 18, 2002


DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Philip Morris Companies Inc. The meeting will be held at 9:00 a.m. on Thursday, April 25, 2002, at the Philip Morris U.S.A. Manufacturing Center, 3601 Commerce Road, Richmond, Virginia.

At the meeting, we will elect 15 directors and act upon the selection of independent accountants and the Company's proposal to amend the Company's articles of incorporation to change the Company's name to Altria Group, Inc. We will also vote on three stockholder proposals, if presented. There will also be a report on the Company's business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. As seating is limited, we suggest you arrive by 8:30 a.m., when the auditorium will be opened. If the auditorium is filled, there will be additional seating outside the auditorium from which the proceedings may be viewed. Those needing special assistance at the meeting are requested to write the Corporate Secretary at 120 Park Avenue, New York, New York 10017. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, video and still cameras, pagers and pets will not be permitted into the meeting. If you are a registered stockholder and plan to attend the meeting, please detach and retain the admission ticket that is attached to the proxy card. If your shares are held in the name of a broker or other nominee and you do not have an admission ticket, please bring proof of your share ownership to the meeting.

The vote of each stockholder is important. You can vote by signing, dating and returning the enclosed proxy card. Also, registered and most beneficial stockholders may vote by telephone or over the Internet. Instructions for using these convenient services are set forth on the enclosed proxy. I urge you to vote your proxy as soon as possible. In this way, you can be sure your shares will be voted at the meeting, and you will spare your Company the expense of a follow-up mailing.

                                            Sincerely,

                                            /s/ Geoffrey C. Bible




               For further information about the Annual Meeting,
                           Please call 1-800-367-5415

                          PHILIP MORRIS COMPANIES INC.
                                120 Park Avenue
                            New York, New York 10017

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      To be held Thursday, April 25, 2002

To the Stockholders of
PHILIP MORRIS COMPANIES INC.:

The Annual Meeting of Stockholders of Philip Morris Companies Inc. will be held on Thursday, April 25, 2002, at the Philip Morris U.S.A. Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, at 9:00 a.m.

The purpose of the meeting is to:

     (1) Elect 15 directors;

     (2) Ratify the selection of independent accountants for the fiscal year ending December 31, 2002;

     (3) Act upon the Company's proposal to amend the Company's restated articles of incorporation to change the Company's name to Altria Group, Inc.;

     (4) Vote on three stockholder proposals if presented by their proponents;
         and

     (5) Transact such other business as may properly come before the meeting.

Only holders of record of Common Stock at the close of business on March 4, 2002, will be entitled to vote at the meeting.

                                            G. Penn Holsenbeck
                                            Vice President and Secretary


March 18, 2002

                               TABLE OF CONTENTS


                                                              Page
                                                              ----
Proxies and Voting Information..............................    1
     Solicitation of Proxies................................    1
     Voting at the Meeting..................................    1
Election of Directors.......................................    2
     General Information....................................    2
     Committees of the Board................................    2
     The Nominees...........................................    3
     Compensation of Directors..............................    7
     Certain Relationships..................................    8
Ownership of Equity Securities..............................    9
Executive Compensation......................................   11
     Comparison of Five-Year Cumulative Total Return........   11
     Compensation Committee Report on Executive
      Compensation..........................................   12
     Summary Compensation Table.............................   17
     2001 Philip Morris Stock Option Grants.................   18
     2001 Kraft Foods Inc. Stock Option Grants..............   19
     2001 Philip Morris Stock Option Exercises and Year-End
      Values................................................   20
     2001 Kraft Foods Inc. Stock Option Exercises and
      Year-End Values.......................................   20
     Long-Term Incentive Plan: 2001-2003 Cycle..............   20
     Pension Plan Table--Philip Morris Retirement Plan......   21
     Employment Contracts, Termination of Employment and
      Change of Control Arrangements........................   22
Audit Committee Matters.....................................   22
     Audit Committee Report for the Year Ended December 31,
      2001..................................................   22
     Independent Accountants' Fees..........................   23
Selection of Independent Accountants........................   24
Amending the Company's Restated Articles of Incorporation...   25
Stockholder Proposals.......................................   26
Other Matters...............................................   32
2003 Annual Meeting.........................................   32
Exhibit A--Proposed Amendment to the Restated Articles of
  Incorporation.............................................  A-1

                         PROXIES AND VOTING INFORMATION

Solicitation of Proxies


This proxy statement is furnished by the Board of Directors (the "Board") of Philip Morris Companies Inc. (the "Company"), 120 Park Avenue, New York, New York 10017, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, April 25, 2002, at 9:00 a.m., at the Philip Morris U.S.A. Manufacturing Center, 3601 Commerce Road, Richmond, Virginia, and at any and all adjournments thereof. Mailing of the proxy statement will commence on or about March 18, 2002. Holders of record of the Company's Common Stock (the "Common Stock") at the close of business on March 4, 2002, will be entitled to one vote for each share held on all matters to come before the meeting. On February 28, 2002, there were outstanding 2,147,303,822 shares of Common Stock.


Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose. Registered stockholders can also deliver proxies by calling a toll-free telephone number or by using the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Instructions for voting by telephone or over the Internet are set forth on the enclosed proxy card. Most stockholders whose shares are held by a broker or other nominee are also afforded the opportunity to vote by telephone or over the Internet. Instructions are set forth on the enclosed proxy.


A proxy may be revoked at any time before it has been voted at the meeting by submitting a later-dated proxy (including a proxy delivered by telephone or over the Internet) or by giving written notice to the Secretary of the Company. Unless the proxy is revoked or there is a direction to abstain on one or more proposals, it will be voted on each proposal and, if a choice is made with respect to any matter to be acted upon, in accordance with such choice. If no choice is specified, the proxy will be voted as recommended by the Board. The proxy will also serve to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company how to vote the plan shares of a participating stockholder or employee. The trustee of each defined contribution plan will vote the plan shares for which proxies are not received in the same proportion as the shares for which proxies are received.


Voting at the Meeting

A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

The election of each nominee for director requires a plurality of the votes cast. In order to be approved, the votes cast for the selection of independent accountants and for each stockholder proposal must exceed the votes cast against such matters. Approval of the amendment to the Company's restated articles of incorporation to change the Company's name requires the affirmative vote of a majority of all votes entitled to be cast by holders of record of the Common Stock. Abstentions and Broker Shares that are not voted on the matter will not be included in determining the number of votes cast.

Stockholders' proxies are received by the Company's independent proxy processing agent, and the vote is certified by independent inspectors of election. Proxies and ballots that identify the vote of individual stockholders will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders write comments on their proxy cards or in a contested proxy solicitation. During the proxy solicitation period, the Company will receive vote tallies from time to time from the inspectors, but such tallies will provide aggregate figures rather than names of stockholders. The independent inspectors will notify the Company if a stockholder has failed to vote so that he or she may be reminded and requested to do so.

                             ELECTION OF DIRECTORS

General Information

The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operations. Members of the Board are kept informed of the Company's businesses by various reports and documents sent to them, as well as by operating and financial reports made at Board and committee meetings by the Chairman of the Board and other officers. In addition, the Board holds an annual two- or three-day meeting to review the Company's Five-Year Plan.

Regular meetings of the Board are held each month, except March, June, July and November, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. The Board held nine meetings in 2001.

Committees of the Board

Various committees of the Board have been established to assist it in the discharge of its responsibilities. Those committees are described below.

The Audit Committee, which consists entirely of non-employee directors, assists the Board in monitoring the Company's financial reporting processes, systems of internal control, the independence and performance of the Company's independent accountants and the performance of the internal auditors, and provides an avenue of communication among management, the independent accountants, the internal auditors and the Board. The committee's Report appears on pages 22 to 23 of this proxy statement. This committee met four times in 2001. The members of the committee are: Robert E. R. Huntley (chair); Elizabeth E. Bailey; J. Dudley Fishburn; Lucio A. Noto; John S. Reed; and Stephen M. Wolf.

The Committee on Public Affairs and Social Responsibility reviews and monitors the Company's policies, practices and programs with respect to public issues of importance to stockholders, the Company and the general public, to the extent those matters are not the responsibility of other committees of the Board. This committee met four times in 2001. The members of the committee are: Jane Evans (chair); Elizabeth E. Bailey; Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; Billie Jean King; John D. Nichols; and Stephen M. Wolf.


The Compensation Committee, which consists entirely of non-employee directors, is responsible for administering the Company's compensation programs and remuneration arrangements for its highest-paid executives, including the Chief Executive Officer, and for reviewing the succession plans for the Chief Executive Officer and other senior executives. The committee's Report on Executive Compensation appears on pages 12 to 16 of this proxy statement. This committee met eleven times in 2001. The members of the committee are: John S. Reed (chair); Harold Brown; Robert E. R. Huntley; Lucio A. Noto; and Stephen M. Wolf.


The Corporate Employee Plans Investment Committee oversees the investment of certain employee benefit plan assets. This committee met two times in 2001. The members of the committee are: John D. Nichols (chair); Harold Brown; Jane Evans; John S. Reed; Carlos Slim Helu; and Louis C. Camilleri, the Company's chief financial officer.

The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings. This committee met once in 2001. The members of the committee are: Geoffrey C. Bible (chair); Elizabeth E. Bailey; Lucio A. Noto; John S. Reed; and Stephen M. Wolf.

The Finance Committee monitors the financial condition of the Company and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters. This committee met four times in 2001. The members of the committee are: Geoffrey C. Bible (chair);

Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; John D. Nichols; Lucio
A. Noto; John S. Reed; Carlos Slim Helu; and Louis C. Camilleri, the Company's Chief Financial Officer.


The Nominating and Corporate Governance Committee, which consists entirely of non-employee directors, reviews the qualifications of candidates for director suggested by Board members, management, stockholders and others, considers the performance of incumbent directors in determining whether to nominate them for reelection and recommends to the Board a slate of nominees for election as directors. It advises the Board on all matters concerning corporate governance, to the extent these matters are not the responsibility of other committees, assesses the Board's performance, and makes recommendations to the Board on retirement policies for non-employee directors, the functions and duties of the committees of the Board, general Board practices and the Company's relations with its stockholders. This committee met four times in 2001. The members of the committee are: Harold Brown (chair); Elizabeth E. Bailey; Jane Evans; Billie Jean King; John D. Nichols; John S. Reed; Carlos Slim Helu; and Stephen M. Wolf.



                            ------------------------

THE NOMINEES

It is proposed that 15 directors, 12 of whom are non-employee directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected, except for Mr. Bible and Mr. Webb, who will retire from the Company and step down from the Board in August 2002, at which time the number of directors will be reduced to 13. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named below as management's nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 2001 Annual Meeting, except William H. Webb who was elected to the Board in August 2001 and Louis C. Camilleri and Thomas W. Jones who are being proposed for election at the 2002 Annual Meeting. All nominees who served during 2001 attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which they served.

Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company's By-Laws to reduce the number of directors.

------------------------------------------------------------------------------------------------------------------

    [PHOTO OF         ELIZABETH E. BAILEY           Dr. Bailey assumed her present position in July 1991, having
   ELIZABETH E.                                     served from July 1990 to June 1991 as a professor of
      BAILEY]         John C. Hower Professor of    industrial administration at Carnegie-Mellon University and as
                      Public Policy &               a visiting scholar at the Yale School of Organization and
                      Management, The Wharton       Management. From 1983 to 1990, she was dean of the Graduate
                      School of the University      School of Industrial Administration of Carnegie- Mellon
                      of Pennsylvania,              University. Dr. Bailey serves as a director of the College
                      Philadelphia, PA              Retirement Equities Fund and CSX Corporation, and as a trustee of The Brookings Institution, the National Bureau of Economic
                      Director since 1989           Research and Bancroft NeuroHealth. She is a member of the
                                                    Audit, Executive, Nominating and Corporate Governance, and
                      Age: 63                       Public Affairs and Social Responsibility Committees.

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   [PHOTO OF      GEOFFREY C. BIBLE           Employed by the Company and its subsidiaries continuously since
   GEOFFREY C.                                1976, Mr. Bible served Philip Morris International Inc. in
      BIBLE]      Chairman of the Board and   various executive capacities from 1976 to 1990, becoming its
                  Chief Executive Officer     President and Chief Executive Officer in 1987. He served as
                                              President and Chief Administrative Officer of Kraft Foods,
                  Director since 1994         Inc., from 1990 to 1991, Executive Vice President,
                                              International, of the Company from 1991 to April 1993 and
                  Age: 64                     Executive Vice President, Worldwide Tobacco, from April 1993 to
                                              June 1994, when he became President and Chief Executive
                                              Officer. He assumed his present position in February 1995. He is a director of The News Corporation Limited and the Lincoln
                                              Center for the Performing Arts, Inc. Mr. Bible is chair of the
                                              Executive and Finance Committees.
-------------------------------------------------------------------------------------------------------------

[PHOTO OF HAROLD  HAROLD BROWN                Dr. Brown has been a partner of Warburg Pincus since 1990. Dr.
      BROWN]                                  Brown assumed his present position at the Center for Strategic
                  Partner, Warburg Pincus,    and International Studies in July 1992. Previously and from
                  New York, NY, private       1984, he was chairman of the Foreign Policy Institute of the
                  equity firm; Counselor,     School of Advanced International Studies, The Johns Hopkins
                  Center for Strategic and    University. Dr. Brown is a director of Evergreen Holdings, Inc.
                  International Studies,      and Mattel, Inc. and a trustee of the Trilateral Commission
                  Washington, DC              (North America), the California Institute of Technology and the
                                              RAND Corporation. Dr. Brown is chair of the Nominating and
                  Director since 1983         Corporate Governance Committee and a member of the
                                              Compensation, Corporate Employee Plans Investment, Finance, and
                  Age: 74                     Public Affairs and Social Responsibility Committees.
-------------------------------------------------------------------------------------------------------------

[PHOTO OF LOUIS   LOUIS C. CAMILLERI          Mr. Camilleri is currently the Senior Vice President and Chief
  C. CAMILLERI]                               Financial Officer of the Company, a position he has held since
                  Senior Vice President and   November 1996. He has been employed continuously by the Company
                  Chief Financial Officer     and its subsidiaries in various capacities since 1978. In
                                              January 2002, the Board announced its intention to elect Mr.
                  Age: 47                     Camilleri as the Company's President and Chief Executive
                                              Officer following the 2002 Annual Meeting of Stockholders. Mr.
                                              Camilleri is a member of the Corporate Employee Plans
                                              Investment and Finance Committees.
-------------------------------------------------------------------------------------------------------------

 [PHOTO OF JANE   JANE EVANS                  Employed as the Chief Executive Officer of Opnix, Inc. since
      EVANS]                                  May 2001. From January 1997 to April 2001, Ms. Evans served as
                  Chief Executive Officer,    President and Chief Executive Officer of GAMUT Interactive
                  Opnix, Inc., Tempe, AZ,     (formerly SmartTV), where she had been employed since April
                  Internet traffic            1995. From 1991 to 1995, she served as vice president and
                  management company          general manager, Home & Personal Services Division of U.S. West
                                              Communications, Inc. Previously and from 1989, she was
                  Director since 1981         president and chief executive officer of the InterPacific
                                              Retail Group. Ms. Evans serves as a director of Georgia Pacific
                  Age: 57                     Corporation, Hypercom Corporation, KB Home, Main Street and
                                              Main Incorporated, and PetsMart, Inc. She also serves on the
                                              Board of Trustees of Vanderbilt University. She is chair of the
                                              Committee on Public Affairs and Social Responsibility and a
                                              member of the Corporate Employee Plans Investment and
                                              Nominating and Corporate Governance Committees.

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  [PHOTO OF J.    J. DUDLEY FISHBURN          Mr. Fishburn was a Conservative Member of Parliament from 1988
      DUDLEY                                  to 1997 and also served as a Parliamentary private secretary in
    FISHBURN]     Director of Household       the administrations of Prime Ministers Margaret Thatcher and
                  International, Inc. and     John Major. Prior to entering Parliament, Mr. Fishburn was
                  Chairman of its British     executive editor of The Economist for nine years. Mr. Fishburn
                  subsidiary, HFC Bank plc;   serves as a director of Cordiant Communications Group plc,
                  Treasurer of Britain's      Henderson Smaller Companies Investment Trust plc (UK), and
                  largest charity, the        Murray Emerging Economies Trust plc (UK). He is a trustee of
                  National Trust; and         the Liver Research Trust and the Peabody Housing Trust. Mr.
                  Associate Editor of The     Fishburn is a member of the Audit, Finance, and Public Affairs
                  Economist, United Kingdom   and Social Responsibility Committees.
                  Director since 1999
                  Age: 55
-------------------------------------------------------------------------------------------------------------

[PHOTO OF ROBERT  ROBERT E. R. HUNTLEY        Mr. Huntley retired as counsel to the law firm of Hunton &
  E. R. HUNTLEY]                              Williams in December 1995, a position he had held since
                  Retired lawyer, educator    December 1988. Previously, Mr. Huntley had served as chairman,
                  and businessman             president and chief executive officer of Best Products Co.,
                                              Inc., professor of law at Washington and Lee School of Law and
                  Director since 1976         president of Washington and Lee University. He is chair of the
                                              Audit Committee and a member of the Compensation, Finance, and
                  Age: 72                     Public Affairs and Social Responsibility Committees.
-------------------------------------------------------------------------------------------------------------

[PHOTO OF THOMAS  THOMAS W. JONES             Mr. Jones assumed his current position with Citigroup Inc. in
    W. JONES]                                 August 1999. Mr. Jones is also Chairman and Chief Executive
                  Chairman and Chief          Officer of Citigroup Asset Management. Mr. Jones joined
                  Executive Officer, Global   Travelers Group as Vice Chairman and Director in 1997 and
                  Investment Management and   served as Chairman and Chief Executive Officer of Smith Barney
                  Private Banking Group of    Asset Management until October 1998. Prior to joining Travelers
                  Citigroup Inc. and          Group, Mr. Jones served as Vice Chairman and Director of
                  Chairman and Chief          TIAA-CREF, the largest pension system in the United States,
                  Executive Officer of        from 1995 to 1997. He currently serves as a director of the
                  Citigroup Asset Management  Federal Home Loan Mortgage Corporation, Pepsi Bottling Group
                                              Inc. and Fox Entertainment Group Inc. Mr. Jones is also a
                  Age: 52                     trustee of Cornell University, the Educational Broadcasting
                                              Corporation and the Investment Company Institute.
-------------------------------------------------------------------------------------------------------------

[PHOTO OF BILLIE  BILLIE JEAN KING            Ms. King is an international tennis champion with a record 20
    JEAN KING]                                Wimbledon titles. She founded the Women's Tennis Association in
                  Director and Official       1973. In 1974, she founded the Women's Sports Foundation and
                  Spokesperson for WORLD      Women's Sports magazine. She is the co-founder and current
                  TEAMTENNIS                  director of WORLD TEAMTENNIS. She is on the board of directors for the Elton John AIDS Foundation, Women's Sports Legends and
                  Director since 1999         Women's Sports Foundation. She is on the advisory board of
                                              Voxxy. She is a member of the International Tennis Hall of Fame
                  Age: 58                     and the National Women's Hall of Fame. She is a member of the
                                              Nominating and Corporate Governance and Public Affairs and
                                              Social Responsibility Committees.

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 [PHOTO OF JOHN   JOHN D. NICHOLS             Mr. Nichols assumed his current position in January 2002. He
   D. NICHOLS]                                retired as chairman of Illinois Tool Works Inc. in May 1996, a
                  Chief Executive Officer,    position he had held since 1986. Mr. Nichols had been chief
                  The Marmon Group, Inc.,     executive officer of Illinois Tool Works Inc. from 1982 to
                  Chicago, IL, international  September 1995. He serves as a director of Household
                  association of              International, Inc., Rockwell Automation, and Junior
                  manufacturing and service   Achievement of Chicago, as a trustee of the Art Institute of
                  companies                   Chicago, the Chicago Community Trust, the Lyric Opera of
                                              Chicago, the Museum of Science and Industry, the Chicago
                  Director since 1992         Symphony Orchestra, and as a member of three visiting
                                              committees at Harvard University. He is chair of the Corporate
                  Age: 71                     Employee Plans Investment Committee and a member of the
                                              Finance, Nominating and Corporate Governance, and Public
                                              Affairs and Social Responsibility Committees.
-------------------------------------------------------------------------------------------------------------

[PHOTO OF LUCIO   LUCIO A. NOTO               Mr. Noto assumed his current position in March 2001. He retired
     A. NOTO]                                 as Vice Chairman of Exxon Mobil Corporation on January 31,
                  Managing Partner,           2001, a position he had held since the merger of the Exxon and
                  Midstream Partners, LLC,    Mobil companies on November 30, 1999. Before the merger, Mr.
                  New York, NY, energy        Noto was Chairman and Chief Executive Officer of Mobil
                  investment company          Corporation and chairman of its executive committee. Mr. Noto had been employed by Mobil continuously since 1962. Mr. Noto is
                  Director since 1998         a director of International Business Machines Corporation and
                                              UAG Inc. He is a member of the Mitsubishi Corp. (Japan)
                  Age: 63                     International Advisory Council, the Singapore Technologies
                                              (Singapore) International Advisory Council, the Trilateral
                                              Commission Foreign Relations Council, the Council for the
                                              United States and Italy and the Singapore-US Business Council.
                                              He is a member of the Audit, Compensation, Executive, and
                                              Finance Committees.
-------------------------------------------------------------------------------------------------------------

 [PHOTO OF JOHN   JOHN S. REED                Mr. Reed retired from his position with Citigroup Inc. in April
     S. REED]                                 2000, a position he had held since 1998. Previously, he had
                  Retired; formerly Chairman  also been the Chairman of Citicorp and Citibank, N.A. since
                  and Co-CEO, Citigroup       1984. Mr. Reed had held numerous positions with Citigroup Inc.,
                  Inc., New York, NY          New York, Citigroup and its predecessors and affiliates since
                                              1965. Mr. Reed serves as a director of Monsanto Company. He is
                  Director since 1975         also a member of the Corporation of the Massachusetts Institute of Technology and a trustee of the Memorial Sloan-Kettering
                  Age: 63                     Cancer Center, the Center for Advanced Studies in Behavioral
                                              Sciences and the Spencer Foundation. He is chair of the
                                              Compensation Committee and a member of the Audit, Corporate
                                              Employee Plans Investment, Executive, Finance, and Nominating
                                              and Corporate Governance Committees.
-------------------------------------------------------------------------------------------------------------

[PHOTO OF CARLOS  CARLOS SLIM HELU            Mr. Slim assumed his present position with Grupo Carso, S.A. de
    SLIM HELU]                                C.V. in October 1998. Previously and from January 1991, he was
                  Chairman Emeritus of        Chairman of the Board of Grupo Carso, S.A. de C.V. Mr. Slim
                  Grupo Carso, S.A. de C.V.;  also serves as Chairman of America Movil, S.A. de C.V.; and
                  Chairman of Telefonos de    Fundacion Telemex, A.C. He also serves as Chairman Emeritus of
                  Mexico, S.A. de C.V.; and   Grupo Financiero Inbursa, S.A. de C.V. He also serves as a
                  Chairman of Carso Global    director of SBC Communications Inc. Mr. Slim is a member of
                  Telecom, S.A. de C.V.,      each of the Advisory Council for Latin America of the New York
                  Mexico                      Stock Exchange, the board of Fundacion Unam A.C. and Patronato del Hospital Infantil. He is also Chairman of the Executive
                  Director since 1997         Committee for the Rescue of the Historical Center of Mexico
                                              City and Chairman of the board of the Museo Soumaya. He is a
                  Age: 62                     member of the Corporate Employee Plans Investment, Finance, and
                                              Nominating and Corporate Governance Committees.


------------------------------------------------------------------------------------------------------------------

[PHOTO OF WILLIAM     WILLIAM H. WEBB               Mr. Webb assumed his current position of Vice Chairman of the
     H. WEBB]                                       Board in August 2001. He has also served as Chief Operating
                      Vice Chairman of the Board    Officer of the Company since March 1997. He has been
                                                    continuously employed by the Company and its subsidiaries in
                      Director since August 2001    various capacities since 1966. He is director of the
                                                    International Tennis Hall of Fame, the Alvin Ailey American
                      Age: 62                       Dance Theater and the Business Council of New York State.
------------------------------------------------------------------------------------------------------------------

[PHOTO OF STEPHEN     STEPHEN M. WOLF               Mr. Wolf assumed his present position in November, 2001;
     M. WOLF]                                       previously from January 1996 to November 2001, he served as
                      Chairman and Chief            Chairman of the US Airways Group, Inc. and US Airways, Inc. He
                      Executive Officer of US       also served as Chief Executive Officer of US Airways Group,
                      Airways Group, Inc. and US    Inc., from January 1996 until November 1998, and he served as
                      Airways, Inc., Arlington,     Chief Executive Officer of US Airways, Inc. from January 1996
                      VA                            until May 1998. Previously and from August 1994, he was senior advisor in the investment banking firm of Lazard Freres & Co.
                      Director since 1993           LLC. Previously and from 1987, he was chairman and chief
                                                    executive officer of UAL Corporation and United Air Lines,
                      Age: 60                       Inc. He serves as a director of R.R. Donnelley & Sons Company and as a trustee of Georgetown University, The Brookings
                                                    Institution and the World Wildlife Fund. He is a member of the
                                                    Audit, Compensation, Executive, Nominating and Corporate
                                                    Governance, and Public Affairs and Social Responsibility
                                                    Committees.

------------------------------------------------------------------------------------------------------------------


Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company's philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors and to encourage ownership of Company stock to further align their interests with those of stockholders.

During 2001, non-employee directors received an annual retainer of $40,000 and fees of $1,500 for each Board meeting attended, $1,000 ($2,500 for the chair) for each meeting attended of the Audit, Compensation, Corporate Employee Plans Investment, Executive, Finance, Nominating and Corporate Governance, and Public Affairs and Social Responsibility Committees, and $500 ($1,000 for the chair) for each other committee meeting attended. The chairs of the Audit and Compensation Committees each received annual retainers of $10,000 for additional services rendered in connection with committee chair responsibilities, while the other Board committee chairs received annual retainers of $5,000.

Pursuant to the 2000 Stock Compensation Plan for Non-Employee Directors, which was approved by stockholders at the 2000 annual meeting, each non-employee director receives an annual share distribution of that number of shares of Common Stock having an aggregate fair market value of $40,000 on the date of grant as well as an option to purchase the number of shares of Common Stock calculated by dividing $40,000 by the Black-Scholes value of each such option. These options have an exercise price equal to the fair market value of the Common Stock on the date of grant and a term of ten years. Each eligible director received 797 shares of Common Stock and an option to purchase 2,400 shares of Common Stock on April 26, 2001.

A non-employee director may elect to defer the award of shares of Common Stock, meeting fees and all or part of the annual retainer. Deferred fee amounts are "credited" to an unfunded account and may be "invested" in eight "investment choices," including a Common Stock equivalent account. These "investment choices" parallel the investment options offered to employees under the Philip Morris Deferred Profit-Sharing Plan and determine the "earnings" that are credited for bookkeeping purposes to a director's account. Subject to certain restrictions, a director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Certain Relationships

A subsidiary of Philip Morris International Inc. participates in a Mexican cigarette joint venture with a subsidiary of Grupo Carso, S.A. de C.V. Mr. Slim is Chairman Emeritus of Grupo Carso.


Salomon Smith Barney Inc., a subsidiary of Citigroup Inc., from time to time performs investment banking services for the Company or its subsidiaries in the ordinary course of business. Thomas W. Jones, a nominee for director, while not an executive officer of Salomon Smith Barney Inc., is an executive officer of Citigroup Inc.

                         OWNERSHIP OF EQUITY SECURITIES


The following table shows the number of shares of Common Stock beneficially owned as of February 28, 2002, by each director, nominee for director, executive officer named in the Summary Compensation Table and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares. The beneficial ownership of the directors and executive officers of the Company as a group is 1.06% of the outstanding shares.



                                                                Amount and
                                                                 Nature of
                                                                Beneficial
Name                                                          Ownership(1)(2)
----                                                          ---------------
Elizabeth E. Bailey.........................................           30,660
Geoffrey C. Bible...........................................        6,370,837
Harold Brown................................................           31,569
Louis C. Camilleri..........................................        1,716,717
Jane Evans..................................................           27,139
J. Dudley Fishburn..........................................            6,462
Robert E. R. Huntley........................................           43,901
Thomas W. Jones.............................................            5,000
Billie Jean King............................................           19,647
John D. Nichols.............................................           45,464
Lucio A. Noto...............................................           37,877
John S. Reed................................................           68,657
Carlos Slim Helu............................................        3,927,834
Michael E. Szymanczyk.......................................        1,239,116
Charles R. Wall.............................................        1,294,493
William H. Webb.............................................        1,930,348
Stephen M. Wolf.............................................           23,964
Group (28 persons)..........................................       23,033,686


------------------------------------


(1) Includes maximum number of shares subject to purchase before April 28, 2002, upon the exercise of stock options as follows: Dr. Bailey, 12,039; Mr. Bible, 5,214,045; Dr. Brown, 12,039; Mr. Camilleri, 1,583,220; Ms. Evans, 12,039; Mr.
Fishburn, 2,400; Mr. Huntley, 12,039; Ms. King, 12,039; Mr. Nichols, 12,039; Mr.
Noto, 12,039; Mr. Reed, 12,039; Mr. Slim, 12,039; Mr. Szymanczyk, 1,073,977; Mr.
Wall, 1,175,288; Mr. Webb, 1,679,468; Mr. Wolf, 12,039; and group, 16,002,227.
Also includes shares of restricted Common Stock as follows: Mr. Bible, 540,680; Mr. Camilleri, 100,000; Mr. Szymanczyk, 100,000; Mr. Wall, 65,800; Mr. Webb, 140,448; and group, 1,048,128.



(2) Includes 18,436 shares as to which beneficial ownership is disclaimed as follows: Mr. Nichols, 2,400 (shares held by children); Mr. Noto, 16,036 (shares held by spouse and daughter). Also includes 3,911,000 shares as to which Mr. Slim shares voting and/or investment power with others and has disclaimed beneficial ownership except to the extent of his pecuniary interest therein. Also includes 25,284 additional shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Dr. Brown, 19,530 (shares held in a trust); Mr. Huntley, 3,600 (shares held in joint tenancy); Mr. Noto, 2,154 (shares held in joint tenancy); and others in group, 32,896 (shares held in joint tenancy). Also includes shares of deferred stock as follows: Dr. Bailey, 2,704; and Mr. Noto, 801.

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock.



                                                                                    Percent of
                                                                                   Common Stock
Name and Address                                             Number of Shares     Outstanding on
of Beneficial Owner                                         Beneficially Owned   February 28, 2002
-------------------                                         ------------------   -----------------
FMR Corp.(1)..............................................     151,757,651              7.06%
82 Devonshire Street
Boston, MA 02109


------------

(1) According to Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, Mr. Johnson is chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at December 31, 2001, (i) Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 142,644,306 shares of Common Stock in its capacity as investment adviser to various registered investment companies (the "Fidelity Funds") (the power to vote such shares resides solely with the boards of trustees of the Fidelity Funds, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp., Fidelity and the Fidelity Funds); (ii) Fidelity Management Trust Company ("Fidelity Management"), a bank that is wholly-owned by FMR Corp., was the beneficial owner of 5,600,420 shares of Common Stock (the power to vote 5,026,790 of such shares resides with Mr. Johnson and FMR Corp. through its control of Fidelity Management); and (iii) Fidelity International Limited, an investment adviser of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 3,492,045 shares of Common Stock. FMR Corp. and Fidelity International Limited each disclaim beneficial ownership of Common Stock beneficially owned by the other.

                             EXECUTIVE COMPENSATION

Comparison of Five-Year Cumulative Total Return


The following graph compares the cumulative total return on Common Stock for the last five years with the cumulative total return for the same period of the S&P 500 Index and the peer group index.(1) The graph assumes the investment of $100 in Common Stock and each of the indices as of the market close on December 31, 1996, and reinvestment of all dividends.


         [EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC]

Date                                               Philip Morris    S&P 500    Philip Morris Peer Group(1)
----                                               -------------    -------    ---------------------------
December 1996..................................       $100.00       $100.00              $100.00
December 1997..................................       $124.77       $133.32              $136.23
December 1998..................................       $153.12       $171.33              $153.00
December 1999..................................       $ 69.75       $207.33              $137.72
December 2000..................................       $143.14       $188.42              $147.89
December 2001..................................       $156.18       $166.12              $139.70


(1) The peer group consists of the following companies that are market competitors of the Company's operating subsidiaries or that have been selected on the basis of size, global focus or industry leadership: Anheuser-Busch Companies, Inc., B.A.T. Industries, Campbell Soup Company, The Coca-Cola Company, ConAgra, Inc., General Mills, Inc., Gillette Co., H.J. Heinz Company, Hershey Foods Corporation, Kellogg Company, Nestle, Inc., PepsiCo, Inc., Procter & Gamble Company, R.J. Reynolds Tobacco Holdings Inc., Sara Lee Corporation, Unilever N.V., and UST, Inc.


Note: The Quaker Oats Company was acquired by PepsiCo, Inc. during 2001 and has been removed from the peer group index.

Compensation Committee Report on Executive Compensation

To Our Stockholders:

The Compensation Committee is responsible for administering total compensation programs that are designed to:

-  support the Company's efforts to develop world-class leaders;

- match the Company's compensation plans to its business strategies, as well as to the external environment;

- maximize profitability through growth and efficiency, while appropriately balancing the short-term and long-term goals of the Company;

- emphasize the relationship between pay and performance by placing a significant portion of compensation at risk and subject to the achievement of financial goals and other critical objectives; and

- align the interests of managers with those of stockholders through the use of equity-based incentive awards that link a significant portion of compensation to stock performance.

The Committee accomplishes these goals through the use of competitive cash and equity-based compensation programs that help to focus our executive officers on the Company's short-term and long-term business objectives.

To ensure that the Company's compensation programs are properly benchmarked with those of our competitors, the Committee compares the Company's compensation practices to a compensation survey group. The compensation survey group is a somewhat broader and more diverse group of companies than those included in the peer group index in the performance graph on page 11 of this proxy statement, and consists of companies that compete with the Company for executive talent and have executive positions similar in breadth, complexity and scope of responsibility to those of the Company.

In 2001, the Company achieved strong year-over-year gains in underlying income from operations and cash earnings per share. The Company's total stockholder return outperformed both the S&P 500 Index and the Company's peer group indices.

The integration of Nabisco Holdings Corp., which was acquired at the end of 2000, continued on schedule; top-line growth was driven by innovation and further expansion in developing markets; and strong productivity savings were delivered. Importantly, the initial public offering ("IPO") of Kraft Foods Inc. Class A common stock was successfully completed in June 2001.

In 2001, the Committee considered the following in determining executive compensation under the Company's compensation programs:

- the Company's financial performance compared with its annual and long-term goals, as measured by net income, earnings per share growth, return on equity, volume growth, cost reductions and implementation of strategic initiatives, as well as financial comparisons to companies within the performance peer group measured by total stockholder return and net income growth;

-  individual executives' contributions to the Company's performance;

- the external challenges to the Company's ability to recruit and retain executive talent, given the environment surrounding the tobacco industry; and

- the Company's size and complexity compared with companies in the compensation survey group.

Based on a review of qualitative and quantitative factors, the Compensation Committee determined that it was appropriate to target total compensation for executives within the top or fourth quartile of the compensation survey group. Based on the latest available data, total compensation for the Company's executive officer group ranked within the third quartile of the compensation survey group.

There are three major elements to the Company's overall executive compensation program: base salary, annual incentives, and long-term incentives. By design, approximately three-fourths of the compensation awarded to executive officers in 2001 was at-risk incentive compensation directly related to the performance of the Company and its operating companies. Additionally, the majority of such at-risk compensation was awarded in the form of equity-based compensation to further strengthen the link between executive compensation and overall return to stockholders.

Base Salary

Each year, the Committee determines the base salaries for senior executive officers. The Committee reviews the following qualitative factors when determining base salaries: the executive's individual performance, level of responsibility, tenure, prior experience and a comparison to base salaries paid for comparable positions within the Company's compensation survey group.

Annual Incentives

The Committee sets annual incentive goals for the Company's management and executive employees. Annual incentive goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company's business results.


For those executives whose compensation is subject to the deductibility limitations of Section 162(m) of the Internal Revenue Code, the officers' ("covered officers") annual incentive awards are contingent upon the achievement of adjusted net income derived from a compensation formula set by the Committee.


For 2001, annual incentive awards to executives who are not covered officers were based upon a qualitative assessment of individual, operating company and corporate performance. The Committee did not assign specific weights to any of these factors. At the corporate level, the performance factors included quantitative financial measures of cash flow, net income, and earnings per share. At the operating company level, the performance factors were operating income, volume and cash flow.

The Committee also evaluated the Company's performance against the qualitative measures of portfolio management, diversity and leadership development, and the ability to operate effectively given the current legal and societal challenges.

Adjusted net income levels were achieved and the covered officers received payments consistent with financial performance as permitted under the pre-determined formula. For the other senior executives and middle management employees, annual incentives were paid based on a qualitative evaluation of corporate performance as well as the performance of their operating company and the subjective evaluation of their individual performance. Annual incentives were generally paid at or above target levels but varied based on individual and business unit performance.

Long-Term Incentives

The 2000 Performance Incentive Plan (the "2000 Plan"), approved by stockholders at the 2000 Annual Meeting, enables the Company to grant stock options, stock appreciation rights, restricted stock and other equity awards based on the Company's Common Stock, as well as performance-based, long-term incentive cash awards to the Company's salaried employees. Long-term incentives assist the Company in focusing employee efforts on attaining performance goals over a number of years, which is integral to the Company's continued success.

- Stock Options. In 2001, the Committee targeted its annual stock option award guidelines at the 55(th) percentile of the compensation survey group. Individual stock option awards were determined based on an evaluation of each participant's individual performance and ability to affect the success of the Company. During 2001, the Committee awarded two separate stock option grants. In January 2001, the Committee granted options to eligible employees as part of the Company's annual stock option program. In June 2001, the Committee also granted options at the time of the IPO. Eligible employees received a combination stock option grant, of which ninety percent of the grant value was attributable to options to purchase Common Stock of the Company and ten percent was attributable to options to purchase shares of Kraft Foods Inc. Class A common stock from the Company. Each stock option grant has an exercise price equal to the fair market value of the respective common stock on the date of grant. No options to purchase Kraft Foods Inc.'s Class A common stock were granted to Messrs. Bible, Camilleri or Webb in order to avoid the appearance of a conflict of interest because of their roles as members of the pricing committee for the IPO.

The Company expects that all subsequent grants will consist entirely of options to purchase the Company's Common Stock, and does not anticipate making another annual stock option grant before January 2003.


- Building Share Ownership. The stock options the Company awards to its most senior executives have an Executive Ownership Stock Option ("EOSO") feature. The EOSO feature promotes the earlier exercise of stock options and the retention of Company shares in an effort to build share ownership among the Company's senior executives. An EOSO is granted when an eligible executive exercises an option at a time when the Company's stock price has appreciated at least 20% above the option grant price, and the executive satisfies payment of the option exercise price using shares of Common Stock that have been owned for at least six months. The executive is required to hold the new net shares delivered upon exercise for a period of one year or the related EOSO grant is forfeited. The EOSO is granted for the number of shares used to pay the exercise price of the underlying option and related withholding taxes, has an exercise price equal to the fair market value of Common Stock tendered, has a term limited to the remaining term of the original option and vests six months from the date of grant. The EOSO feature does not apply to options to purchase stock of Kraft Foods Inc. granted by the Company.


- Long-Term Performance Awards. Long-Term Performance Awards focus senior executives on the achievement of long-term financial and strategic goals that contribute to the long-term business success of the Company and have a positive impact on stockholder return. In January 2001, a new three-year, long-term performance cycle commenced, with awards scheduled to be paid in the first quarter of 2004 after the completion of the three-year cycle in 2003, provided that certain long-term performance goals are attained. The 2001 - 2003 Long-Term Performance Awards of covered officers are payable in cash, and payment is contingent on a formula tied to the achievement of cumulative adjusted net income. For other executives, long-term performance awards are payable in cash based solely on a quantitative and qualitative evaluation of three-year business performance relative to the three-year plan, beginning January 2001, along with an assessment of individual performance. The performance factors are the cumulative quantitative financial measures of income, discretionary cash flow, volume, earnings per share and return on management investment, and the strategic measures of market share, total stockholder return, portfolio management, productivity and synergy savings, and organizational development. No specific weights have been assigned to the factors the Committee will consider; however, the individual performance factor will be limited to an adjustment of plus or minus 25%.

Compensation of the Chairman of the Board and Chief Executive Officer

Effective July 2001, the Committee increased Mr. Bible's salary from $1,750,000 to $2,000,000. The Committee last approved a base salary increase for Mr. Bible in July 1999. Mr. Bible's current salary ranks in the top or fourth quartile of base salaries paid to chief executive officers in the compensation survey group.

Mr. Bible also earned an annual incentive award under the 2000 Plan derived from the achievement of adjusted net income in accordance with a formula established at the beginning of the year that was applicable to all covered officers. Mr. Bible's annual incentive award ranks in the third quartile of bonuses paid to the chief executive officers in the Company's compensation survey group based on the latest available data.

Mr. Bible's 2001 total cash compensation (2001 base salary plus annual incentive) ranks within the fourth quartile of total compensation paid to the chief executive officers in the Company's compensation survey group based on the latest available data.

In January 2001, the Committee awarded Mr. Bible a non-qualified stock option to purchase 676,060 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the date of grant. The option vested one year after the date of grant. The Committee considered the following factors in determining Mr. Bible's January 2001 stock option grant:

-  achievement of key strategic and financial objectives;

-  management of ongoing legal and societal challenges; and

-  development of a senior executive succession plan.

Mr. Bible's total compensation (2001 total cash compensation plus all long-term incentive compensation) ranks in the third quartile of total compensation paid to the chief executive officers in the compensation survey group based on the latest available data.

Policy With Respect To Qualifying Compensation for Deductibility and Other
Matters

The Company's ability to deduct compensation paid to individual covered officers is generally limited by Section 162(m) of the Internal Revenue Code to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual and long-term incentives the Committee awarded to covered officers in 2001 were subject to, and made in accordance with, performance-based compensation arrangements previously implemented by the Company.

In general, the Company's policy is to preserve the federal income tax deductibility of compensation it pays its executives. Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive, long-term performance, restricted stock, and stock option awards. However, notwithstanding this general policy, the Committee has authorized, and will continue to retain the authority to authorize, payments that may not be deductible if it believes that they are in the best interests of both the Company and its stockholders. After an analysis of competitive practices and a thorough review of the alternatives, the Committee determined that it was appropriate to pay Mr. Bible and Mr. Webb base salaries in excess of $1.0 million. This determination will cause a portion of Mr. Bible's and Mr. Webb's compensation to exceed the $1.0 million deductibility limit. In addition, other covered officers' income may exceed the $1.0 million deductibility limit because of certain elements of their annual compensation, such as perquisites, certain restricted stock and cash dividends thereon, payments related to reducing unfunded retirement benefits, tax reimbursements, and income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers.

Compensation Committee:

John S. Reed, Chair
Harold Brown
Robert E. R. Huntley
Lucio A. Noto
Stephen M. Wolf

The information contained in the report above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Summary Compensation Table

                                                Annual Compensation
                                  -----------------------------------------------

                                                                   Other Annual
Name and Principal Position       Year    Salary      Bonus(1)    Compensation(2)
---------------------------       ----   ---------   ----------   ---------------
                                             $           $               $
Geoffrey C. Bible...............  2001   1,875,000    3,250,000       460,913
 Chairman of the Board and        2000   1,750,000    3,000,000       461,278
 Chief Executive Officer          1999   1,625,000    4,400,000       293,940
Louis C. Camilleri(6)...........  2001     985,192    1,465,000        26,996
 Senior Vice President and        2000     906,667    1,750,000        18,146
 Chief Financial Officer          1999     806,667    1,760,000         8,993
Michael E. Szymanczyk...........  2001     853,333    1,300,000        22,146
 President and Chief Executive    2000     781,667    1,650,000        16,745
 Officer, Philip Morris           1999     688,333    1,368,000        14,048
 Incorporated
Charles R. Wall(8)..............  2001     778,500    1,025,000        51,846
 Senior Vice President and        2000     725,417      950,000        31,364
 General Counsel
William H. Webb.................  2001   1,028,538    1,500,000       145,575
 Vice Chairman and                2000     950,000    1,900,000       167,599
 Chief Operating Officer          1999     875,000    1,760,000       132,297

                                                  Long-Term Compensation
                                  ------------------------------------------------------
                                                    Awards                      Payouts
                                  ------------------------------------------   ---------
                                                 Securities       Securities
                                  Restricted     Underlying       Underlying
                                    Stock      Options (Philip     Options                    All Other
Name and Principal Position       Awards(3)        Morris)         (Kraft)       LTIP      Compensation(4)
---------------------------       ----------   ---------------    ----------   ---------   ---------------
                                      $             Shs.             Shs.          $              $
Geoffrey C. Bible...............        -0-       1,831,293(5)         -0-           -0-       281,250
 Chairman of the Board and              -0-       1,438,967            -0-     8,200,000       262,500
 Chief Executive Officer          6,476,650       1,028,685            -0-           -0-       243,750
Louis C. Camilleri(6)...........        -0-         482,940            -0-           -0-       147,779
 Senior Vice President and              -0-         468,600            -0-     3,997,900       136,000
 Chief Financial Officer            985,788         387,500            -0-           -0-       121,000
Michael E. Szymanczyk...........        -0-         439,629(5)(7)   32,260           -0-       128,000
 President and Chief Executive          -0-         374,900            -0-     3,564,100       117,250
 Officer, Philip Morris             766,275         300,000            -0-           -0-       103,250
 Incorporated
Charles R. Wall(8)..............        -0-         357,337(5)(7)   26,620           -0-       116,775
 Senior Vice President and              -0-         335,000            -0-     3,020,200       108,813
 General Counsel
William H. Webb.................        -0-         561,683(5)         -0-           -0-       154,281
 Vice Chairman and                      -0-         493,973            -0-     4,408,300       142,500
 Chief Operating Officer            985,788         303,750            -0-           -0-       131,250

------------

(1) 1999 bonuses included a special one-time cash bonus.

(2) Includes reimbursement for taxes on a portion of the earnings on assets held in trusts of individual officers. These trust assets offset amounts, otherwise payable by the Company, for vested benefits under non-qualified supplemental retirement plans and are not intended to increase total promised benefits.

(3) On December 31, 2001, each of the named executive officers held shares of restricted stock, with a value at such date as follows: Mr. Bible, 656,641 shares, $30,106,990; Mr. Camilleri, 146,390 shares, $6,711,982; Mr. Szymanczyk,
136,060 shares, $6,238,351; Mr. Wall, 132,050 shares, $6,054,493; and Mr. Webb,
186,839 shares, $8,566,568.

(4) The amounts in this column consist of allocations to defined contribution plans.

The Company provides funding for individual trusts for covered officers and certain other employees with vested accrued benefits under non-qualified supplemental retirement plans. During 2001, the following amounts, less applicable tax withholding, were deposited in individual trusts for the named executive officers to provide funding for allocations to the Company's non-qualified supplemental defined contribution plans for prior years (previously reported as All Other Compensation), and for earnings through May 31, 2001 on such allocations: Mr. Bible, $609,529; Mr. Camilleri, $105,286; Mr. Szymanczyk, $103,675; Mr. Wall, $122,306; and Mr. Webb, $166,803. The funding of these amounts is not intended to increase total promised benefits.

(5) Includes EOSO grants for Mr. Bible of 1,155,233 shares, Mr. Szymanczyk of 30,739 shares, Mr. Wall of 19,997 shares, and Mr. Webb of 35,823 shares. An EOSO does not become exercisable until six months following its grant and is subject to forfeiture if the executive does not hold the net option shares received upon exercise for a period of one year following exercise of the underlying options.

(6) In January 2002, the Board announced its intention to elect Mr. Camilleri as the Company's President and Chief Executive Officer following the 2002 Annual Meeting of Stockholders.

(7) Excludes a one-time grant of an option to purchase shares of Kraft Foods Inc. Class A common stock. On June 12, 2001, Mr. Szymanczyk received an option to purchase 32,260 shares of Kraft Foods Inc. Class A common stock, and Mr. Wall received an option to purchase 26,620 such shares.

(8) Mr. Wall was promoted to his current position during 2000.

2001 Philip Morris Stock Option Grants

                                               Number of
                                                 Shares       Percent of
                                               Underlying   Total Options/
                                                Options/     SARs Granted                                  Grant Date     Value at
                                                  SARs       to Employees    Exercise      Expiration       Present     December 31,
Name                          Grant Date        Granted     in Fiscal Year    Price         Date(1)         Value(2)      2001(3)
----                       -----------------   ----------   --------------   --------   ----------------   ----------   ------------
Geoffrey C. Bible........   January 31, 2001     676,060         1.92%       $44.3750   January 31, 2011   $7,005,672     $997,189
                                May 14, 2001     442,997(4)      1.26         51.2000   January 26, 2010    5,663,938          -0-
                           November 19, 2001     387,583(4)      1.10         47.7650   January 26, 2010    3,971,059          -0-
                           November 19, 2001     232,989(4)      0.66         47.7650      June 25, 2004    2,005,103          -0-
                           November 19, 2001      91,664(4)      0.26         47.7650      June 24, 2005      892,762          -0-
Louis C. Camilleri.......   January 31, 2001     253,530         0.72         44.3750   January 31, 2011    2,627,205      373,957
                               June 12, 2001     229,410         0.65         49.0400      June 12, 2011    2,718,440          -0-
Michael E. Szymanczyk....   January 31, 2001     225,360         0.64         44.3750   January 31, 2011    2,335,293      332,406
                               June 12, 2001     183,530         0.52         49.0400      June 12, 2011    2,174,775          -0-
                                May 16, 2001       6,757(4)      0.02         51.8000   January 26, 2010       87,879          -0-
                           November 20, 2001      23,982(4)      0.07         47.6650   January 26, 2010      244,919          -0-
Charles R. Wall..........   January 31, 2001     185,920         0.53         44.3750   January 31, 2011    1,926,596      274,232
                               June 12, 2001     151,420         0.43         49.0400      June 12, 2011    1,794,282          -0-
                               July 24, 2001      19,997(4)      0.06         45.5450   January 26, 2010      211,160        6,099
William H. Webb..........   January 31, 2001     276,060         0.78         44.3750   January 31, 2011    2,860,672      407,189
                               June 12, 2001     249,800         0.71         49.0400      June 12, 2011    2,960,055          -0-
                              August 1, 2001      35,823(4)      0.10         45.7500      June 24, 2005      363,263        3,582

------------

(1) Options that expire on January 31, 2011 are not exercisable until January 31, 2002. Options that expire on June 12, 2011 are not exercisable until January 31, 2003.

(2) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. Stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present values set forth in the table, the volatility was based on the monthly closing stock prices and dividends for the five-year period preceding the grant dates, the dividend yield was based on an annual dividend rate applicable at the time of each individual grant, the risk-free rate of return was fixed at the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistic Release H.15(159), and an estimated time period equal to the lesser of the option term or five years was used. The following assumptions were used in the table:

                        Black-Scholes Model Assumptions
--------------------------------------------------------------------------------

                                                           Dividend   Risk-Free Rate
Stock Option Grant         Expiration Date    Volatility    Yield       of Return      Time Period
------------------         ----------------   ----------   --------   --------------   -----------
January 31, 2001 (annual)  January 31, 2011     33.88%       4.78%         4.86%        5.0 years
June 12, 2001 (annual)        June 12, 2011     33.40        4.32          4.81         5.0
Geoffrey C. Bible (EOSO)   January 26, 2010     33.63        4.14          4.93         5.0
Geoffrey C. Bible (EOSO)   January 26, 2010     33.16        4.86          3.97         5.0
Geoffrey C. Bible (EOSO)      June 25, 2004     35.05        4.86          3.04         2.6
Geoffrey C. Bible (EOSO)      June 24, 2005     35.19        4.86          3.44         3.6
Michael E. Szymanczyk
 (EOSO)                    January 26, 2010     33.16        4.87          3.97         5.0
Michael E. Szymanczyk
 (EOSO)                    January 26, 2010     33.63        4.09          4.93         5.0
Charles R. Wall (EOSO)     January 26, 2010     33.33        4.65          4.76         5.0
William H. Webb (EOSO)        June 24, 2005     34.56        4.63          4.52         3.9

The use of different assumptions can produce significantly different estimates of the present value of options. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.



(3) Based on the closing price of the Common Stock of $45.85 on December 31, 2001.


(4) Represents EOSOs that do not become exercisable until six months following their grant. EOSOs are subject to forfeiture if the executive does not hold the net option shares giving rise to the grants for a period of one year following exercise of the underlying options.

2001 Kraft Foods Inc. Stock Option Grants

                                           Number of     Percent of
                                             Shares        Total
                                           Underlying   Options/SARs
                                            Options/     Granted to                               Grant Date     Value at
                                              SARs      Employees in   Exercise    Expiration      Present     December 31,
Name                        Grant Date     Granted(1)   Fiscal Year     Price        Date(2)       Value(3)      2001(4)
----                       -------------   ----------   ------------   --------   -------------   ----------   ------------
Michael E. Szymanczyk....  June 12, 2001     32,260(5)      1.88%      $31.0000   June 12, 2011    $294,378      $97,748
Charles R. Wall..........  June 12, 2001     26,620(5)      1.55        31.0000   June 12, 2011     242,912       80,659

------------

(1) See page 14 for a discussion of the grant of options to purchase Kraft Foods Inc. Class A common stock.

(2) Options that expire on June 12, 2011 are not exercisable until January 31, 2003.

(3) In accordance with the Securities and Exchange Commission rules, grant date present value is determined using the Black-Scholes Model. The Black-Scholes Model is a complicated mathematical formula widely used to value exchange-traded options. Stock options granted by the Company are long-term, non-transferable and subject to vesting restrictions, while exchange-traded options are short-term and can be exercised or sold immediately in a liquid market. The Black-Scholes Model relies on several key assumptions to estimate the present value of options, including the volatility of, and dividend yield on, the security underlying the option, the risk-free rate of return on the date of grant and the estimated time period until exercise of the option. In calculating the grant date present value for Kraft Foods Inc. Class A common stock, the volatility was based on the average monthly closing stock prices of companies within the Kraft Foods Inc. compensation survey group for the five-year period preceding the grant date. The dividend yield was based on a projected annual dividend rate of $0.52 at the time of grant, the risk-free rate of return was fixed at the rate for a five-year U.S. Treasury Note for the month of grant as reported in the Federal Reserve Statistic Release H.15(159), and an estimated time period equal to the lesser of the option term or five years was used. The following assumptions were used in the table:

                        Black-Scholes Model Assumptions
--------------------------------------------------------------------------------

                                                                      Risk-Free
                                                           Dividend    Rate of
Stock Option Grant         Expiration Date    Volatility    Yield      Return     Time Period
------------------         ----------------   ----------   --------   ---------   -----------
June 12, 2001              June 12, 2011        29.70%       1.68%      4.81%      5.0 years


The use of different assumptions can produce significantly different estimates of the present value of options. Consequently, the grant date present values set forth in the table are only theoretical values and may not accurately represent present value. The actual value, if any, an optionee will realize will depend on the excess of market value of the common stock over the exercise price on the date the option is exercised.


(4) Based on the closing price of the Kraft Foods Inc. Class A common stock of $34.03 on December 31, 2001.

(5) Reflects options on Kraft Foods Inc. Class A common stock owned by the Company.

2001 Philip Morris Stock Option Exercises and Year-End Values

                           Number of                   Total Number of Shares
                            Shares                     Underlying Unexercised       Total Value of Unexercised
                           Acquired        Value           Options Held at         In-the-Money Options Held at
                          on Exercise    Realized         December 31, 2001            December 31, 2001(1)
                          -----------   -----------  ---------------------------   -----------------------------
Name                                                 Exercisable   Unexercisable   Exercisable    Unexercisable
----                                                 -----------   -------------   ------------   --------------
Geoffrey C. Bible.......   1,615,851    $44,320,764   4,537,985      1,638,296     $42,020,271      $2,459,689
Louis C. Camilleri......      16,500        511,019   1,329,690        676,690      18,502,823       1,507,394
Michael E. Szymanczyk...      71,330      1,966,157     932,617        582,872      13,026,766       1,209,906
Charles R. Wall.........      26,729        646,875     969,371        507,337      11,647,202       1,157,831
William H. Webb.........     150,234      3,120,561   1,435,973        640,433      17,519,545         871,458

------------

(1) Based on the closing price of the Common Stock of $45.85 on December 31, 2001.

2001 Kraft Foods Inc. Stock Option Exercises and Year-End Values

                            Number of                       Total Number of Shares
                             Shares                         Underlying Unexercised      Total Value of Unexercised
                            Acquired         Value              Options Held at          In-the-Money Options Held
                           on Exercise      Realized           December 31, 2001          at December 31, 2001(1)
                           -----------   --------------   ---------------------------   ---------------------------
Name                                                      Exercisable   Unexercisable   Exercisable   Unexercisable
----                                                      -----------   -------------   -----------   -------------
Michael E. Szymanczyk....      -0-            $-0-            -0-          32,260          $-0-          $97,748
Charles R. Wall..........      -0-             -0-            -0-          26,620           -0-           80,659

------------

(1) Based on the closing price of the Kraft Foods Inc. Class A common stock of $34.03 on December 31, 2001.

Long-Term Incentive Plan: 2001-2003 Cycle(1)

                                   Performance Period Until
Name                                      Maturation               Estimated Future Payouts(2)
----                               ------------------------   -------------------------------------
                                                              Threshold     Target     Plan Maximum
                                                              ---------   ----------   ------------
Geoffrey C. Bible(3).............          3 years              $-0-      $7,875,000   $18,000,000
Louis C. Camilleri...............          3                     -0-       3,712,500    18,000,000
Michael E. Szymanczyk............          3                     -0-       3,262,500    18,000,000
Charles R. Wall..................          3                     -0-       2,737,500    18,000,000
William H. Webb(3)...............          3                     -0-       3,832,500    18,000,000

------------

(1) Awards are expressed as a percentage of aggregate salary and annual bonus earned by participants during the three-year performance cycle commencing on January 1, 2001 and ending on December 31, 2003.

(2) As future payments are based on three-year total cash compensation, the amount of the target award is not presently determinable. However, an estimate is provided based on the assumption that the base salary as of December 31, 2001 and the annual bonus earned in 2001 are earned in each year of the three-year performance cycle. The target award opportunities are 50% of total cash compensation for covered officers. The awards from this cycle will be subject to the limits under performance-based compensation arrangements previously implemented by the Company.

(3) Mr. Bible and Mr. Webb will retire from the Company before the conclusion of the 2001-2003 cycle of the Long-Term Incentive Plan. The amounts listed above reflect payments based on full-term participation and are not indicative of prorated payments each may receive following his retirement.

Pension Plan Table--Philip Morris Retirement Plan

 Five-Year
  Average                                 Years of Service(1)
   Annual      -------------------------------------------------------------------------
Compensation      10          15           20           25           30           35
------------   --------   ----------   ----------   ----------   ----------   ----------
 $  500,000    $ 86,317   $  129,475   $  172,633   $  215,792   $  258,950   $  302,108
    750,000     130,067      195,100      260,133      325,167      390,200      455,233
  1,000,000     173,817      260,725      347,633      434,542      521,450      608,358
  1,250,000     217,567      326,350      435,133      543,917      652,700      761,483
  1,500,000     261,317      391,975      522,633      653,292      783,950      914,608
  1,750,000     305,067      457,600      610,133      762,667      915,200    1,067,733
  2,000,000     348,817      523,225      697,633      872,042    1,046,450    1,220,858
  2,250,000     392,567      588,850      785,133      981,417    1,177,700    1,373,983
  2,500,000     436,317      654,475      872,633    1,090,792    1,308,950    1,527,108
  2,750,000     480,067      720,100      960,133    1,200,167    1,440,200    1,680,233
  3,000,000     523,817      785,725    1,047,633    1,309,542    1,571,450    1,833,358
  3,250,000     567,567      851,350    1,135,133    1,418,917    1,702,700    1,986,483
  3,500,000     611,317      916,975    1,222,633    1,528,292    1,833,950    2,139,608
  3,750,000     655,067      982,600    1,310,133    1,637,667    1,965,200    2,292,733
  4,000,000     698,817    1,048,225    1,397,633    1,747,042    2,096,450    2,445,858
  4,250,000     742,567    1,113,850    1,485,133    1,856,417    2,227,700    2,598,983

------------

(1) At February 1, 2002, Messrs. Bible, Camilleri, Szymanczyk, Wall and Webb had accredited service of 30.6, 23.4, 11.3, 11.7 and 35.9 years, respectively.

Messrs. Bible, Camilleri, Szymanczyk, Wall and Webb participate in the tax-qualified Philip Morris Salaried Employees Retirement Plan and one or more non-qualified supplemental pension plans (collectively, the "Retirement Plan"). The Retirement Plan is a non-contributory plan maintained for the benefit of certain employees of the Company. The Retirement Plan provides for fixed retirement benefits in relation to the participant's years of accredited service, five-year average annual compensation (the highest average annual compensation during any period of five consecutive years out of ten years preceding retirement) and applicable Social Security covered compensation amount. Allowances are payable upon retirement at the normal retirement age of 65 and at earlier ages. Compensation includes the amount shown as annual salary and bonus (excluding the special bonus paid in 2000) in the Summary Compensation Table. At December 31, 2001, five-year annual compensation for Mr. Bible was $4,167,500; Mr. Camilleri, $1,732,820; Mr. Szymanczyk, $1,432,805; Mr. Wall,
$1,321,783; and Mr. Webb $1,884,509.

However, a participant with more than 35 years of accredited service is limited to the greater of a full retirement allowance based upon 35 years of service and five-year average compensation, including annual bonus awards, or a full retirement allowance based on all service and five-year average compensation, excluding such awards.

Examples of annual retirement allowances payable under the Retirement Plan are set forth in the above table. The examples, which assume retirement at the normal retirement age of 65, are based upon the Social Security covered compensation amount in effect for an employee attaining age 65 in calendar year 2002. Mr. Szymanczyk is also eligible for benefits under the Kraft Foods Inc. Retirement Plans. At his current annual salary, upon retirement at age 65, he would receive, in addition to the retirement allowances payable to him under the Retirement Plan, an annual benefit of $65,184. During the year 2000, the Compensation Committee decided to provide Mr. Bible with an additional annual retirement benefit of $1,507,506, payable as a 100% Joint and Survivor annuity. This benefit supplements the amount payable under the Retirement Plan. It was provided to encourage Mr. Bible's continued leadership in guiding the Company through the difficult business environment and legal challenges the Company faces, and developing and implementing a succession plan. Mr. Bible is also eligible for benefits under the Kraft Foods Inc. Retirement Plan. Mr. Camilleri is eligible for benefits under two pension plans of other Company subsidiaries. However, these benefits for Mr. Bible and Mr. Camilleri offset and are not in addition to benefits provided under the Philip Morris Retirement Plan. The Company provides funding payments that may be used for individual trusts for covered officers and certain other employees with vested accrued benefits under non-qualified supplemental retirement plans. During 2001, the following amounts, less applicable tax withholding, were deposited in individual trusts for the named executive officers with respect to the present value of projected benefits expected to be earned through July 1, 2002, under the Philip Morris non-qualified supplemental pension plans: Mr. Bible, $3,273,722; Mr. Camilleri, $713,885; Mr. Szymanczyk, $310,718 (includes benefits payable under a Kraft Foods Inc. non-qualified supplemental pension plan); Mr. Wall, $697,525; and Mr. Webb, $1,482,209. These amounts offset benefits otherwise payable by the Company at retirement and are not intended to increase total promised benefits.


Employment Contracts, Termination of Employment and Change of Control
Arrangements

The Company has entered into change of control employment agreements with selected executive officers, including those named in the Summary Compensation Table. The agreements provide that if the executive is terminated other than for cause within three years after a change of control of the Company or if the executive terminates his or her employment for good reason within such three-year period or voluntarily during the thirty-day period following the first anniversary of the change of control, the executive is entitled to receive a lump-sum severance payment equal to two and one-half times the sum of base salary and highest annual bonus, times a fraction, the numerator of which is the number of months remaining until the expiration of the three-year period, but which shall be no greater than 30, and the denominator of which is 30, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive in the event excise taxes are imposed upon payments under the agreements.

The Company proposes to enter into an agreement with Mr. Bible pursuant to which he will provide consulting services to the Company following his retirement. The Company shall provide Mr. Bible, for his lifetime, with an office and secretarial services, use of a Company car and driver, home security arrangements, reasonable access to Company facilities, including use of Company aircraft with the approval of the Chief Executive Officer, and financial counseling services of up to $15,000 per year. The Company will also reimburse Mr. Bible for expenses he incurs while providing services to the Company.

                            AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2001

To Our Stockholders:


Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control. On behalf of the Board of Directors, the Audit Committee monitors the Company's financial reporting processes and systems of internal control, the independence and the performance of the independent accountants, and the performance of the internal auditors.



Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee has discussed with the indepen-dent accountants their evaluation of the accounting principles, practices and judgments applied by management, and the Committee has discussed any items required to be communicated to it by the independent accountants in accordance with standards established by the American Institute of Certified Public Accountants.

The Audit Committee has received from the independent accountants a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent accountants the accountants' independence from the Company and its management. The Committee has reviewed the audit fees of the independent accountants. It has also reviewed non-audit services and fees to assure compliance with the Company's and the Committee's policies restricting the independent accountants from performing services that might impair their independence.

The Audit Committee discussed with the Company's internal auditors and independent accountants the overall scope of and plans for their respective audits. The Committee has met with the internal auditors and the independent accountants, separately and together, with and without management present, to discuss the Company's financial reporting processes and internal controls. The Committee has reviewed significant audit findings prepared by the independent accountants and those prepared by the internal auditors, together with management's responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

Audit Committee:

Robert E.R. Huntley, Chair
Elizabeth E. Bailey
J. Dudley Fishburn
Lucio A. Noto
John S. Reed
Stephen M. Wolf

The information contained in the report above shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Independent Accountants' Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, for professional services rendered by PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") in connection with (i) the audit of the Company's consolidated financial statements as of and for the year ended December 31, 2001, including statutory audits of the financial statements of the Company's affiliates that are relied on in performance of the audit of the Company's consolidated financial statements, and
(ii) the limited reviews of the Company's unaudited condensed consolidated interim financial statements as of September 30, 2001, June 30, 2001, and March 31, 2001 were $17.3 million.

Aggregate fees for these services for the year ended December 31, 2000 were $14.3 million.

Financial Information Systems Design and Implementation Fees

In accordance with Company policy, which was adopted in 1985, during the years ended December 31, 2001 and December 31, 2000, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

All Other Fees


In addition to the fees described above, aggregate fees, including out-of-pocket expenses, of $27.2 million were paid to PricewaterhouseCoopers during the year ended December 31, 2001, primarily for the following professional services: tax-related services ($10.8 million); services relating to compliance with tariff valuation and classification regulations ($9.0 million); due diligence for acquisitions ($2.7 million); and other audit services ($4.3 million). Other audit services consist primarily of services relating to the initial public offering of shares of Kraft Foods Inc., audits of employee benefit plans, accounting for the acquisition of Nabisco, Inc. and various other audit reports issued by PricewaterhouseCoopers. All other fees for 2001 also include amounts for consulting services ($0.4 million).


Fees for all other services performed by PricewaterhouseCoopers during the year ended December 31, 2000 were $29.3 million.

                      SELECTION OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of the Audit Committee and subject to stockholder approval, the Board has retained PricewaterhouseCoopers as the Company's independent accountants for the fiscal year ending December 31, 2002. In recommending to the Board that PricewaterhouseCoopers be retained as the Company's independent accountants, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers was compatible with maintaining PricewaterhouseCoopers' independence and concluded that it was. PricewaterhouseCoopers and its predecessors have been the independent accountants of the Company since 1933. A representative of PricewaterhouseCoopers will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so.

The Board recommends a vote FOR the selection of PricewaterhouseCoopers.

          AMENDING THE COMPANY'S RESTATED ARTICLES OF INCORPORATION--
             CHANGING THE NAME OF THE COMPANY TO ALTRIA GROUP, INC.

The Company seeks stockholder approval to amend its restated articles of incorporation to change its name from Philip Morris Companies Inc. to Altria Group, Inc. The primary reasons for the proposed name change are to better clarify the identity of the Company and to reflect the fact that the Company has evolved into a substantially larger, more diverse enterprise than it was originally.

Philip Morris Companies Inc. today is a holding company that owns, directly and indirectly, a global family of diverse consumer products companies and other businesses. The principal consumer products companies owned by the Company are Philip Morris Incorporated (Philip Morris U.S.A.), Philip Morris International Inc., Kraft Foods Inc. and Miller Brewing Company. Currently, "Philip Morris" is not only part of the holding company's name, but also part of the names of its two tobacco subsidiaries--Philip Morris Incorporated and Philip Morris International Inc. As a result, individuals are sometimes unclear as to which company they are speaking with or about. Examples of this appear regularly in the media and in a variety of contexts. A new name for the holding company will help clarify its corporate identity and make it clearer to people how to refer to one of our tobacco subsidiaries and how to refer to the Company.

The Company's consumer products companies will retain their current names under this proposal, and the Company will continue to benefit from the brand equity that has been built over the years in names such as "Philip Morris," "Kraft" and "Miller." In addition, the Company has decided to retain the iconic symbol "MO" for its stock exchange listings because it has clear meanings of financial strength, momentum and operational excellence in the financial community--qualities which are part of the Company's heritage and which will be part of the Company's future as Altria.

Changing the name of the Company will not result in any change in the name of any branded consumer product marketed by any of the Company's consumer products companies. If this proposal is approved, the corporate structure of the Company would remain the same, as illustrated in the diagram below:

                              [ALTRIA LOGO] ALTRIA

Kraft Foods  Miller Brewing Company  Philip Morris U.S.A.  Philip Morris International

The Company's holdings have changed considerably since it was established more than 15 years ago. The acquisition of Nabisco Holdings Corp. and the initial public offering of Kraft Foods Inc. provide two recent examples of this growth and evolution. The Company believes that the name "Altria" will better reflect the broad diversity of businesses that make up the family of companies. The name "Philip Morris" will continue to be part of the name of the Company's two tobacco subsidiaries that make high-quality tobacco products.

The Company believes that the proposed new name, together with the logo that has been designed to accompany it, embrace important qualities that are critical to its success now and in the future. The Company selected the name "Altria" to symbolize an enterprise that is already great, but reaching ever higher. The new "mosaic" logo represents the enormous global diversity of the brands and people of the Company and its operating companies. "Altria" represents the unmatched performance of its subsidiaries in creating and marketing great consumer brands and in bringing successful new products to market. In addition, "Altria" represents the Company's continuing commitment to giving back and to aligning its actions with the values of the communities in which its various businesses operate, seeking to constructively resolve contentious issues.

A small, privately held venture capital company named Altira Group LLC has commenced litigation against the Company, alleging trademark infringement and other Federal and state causes of action, and seeking, among other things, to enjoin the Company from using "Altria" or any "confusingly similar designation" as a "trade name, service mark or other designation." The Company expects that plaintiff's requests for this injunction may be heard by the court in the relatively near future. Although the Company believes that it is legally entitled to use the name "Altria" for the purposes that it intends, the outcome of this litigation cannot be predicted at this time. Accordingly, if stockholder approval of the name change is granted, the Board will retain the discretion to determine when to effect the name change.

A copy of the proposed amendment to the restated articles of incorporation is attached as Exhibit A to this proxy statement.

The Board recommends a vote FOR this proposal.

                             STOCKHOLDER PROPOSALS

PROPOSAL 1--Inserts Disclosing Personal And Social Effects Related To Using Our
                           Company's Tobacco Products

The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, claiming beneficial ownership of 300 shares of Common Stock, together with a co-proponent, submitted the proposal set forth below. The name, address and shareholding of the co-proponent will be furnished upon request made to the Secretary of the Company.

                         Phillip Morris Companies Inc.

"WHEREAS, in Lorillard Tobacco co, etal. V. Reilly, Attorney General of Massachusetts, etal, the U.S. Supreme Court ruled that Massachusetts law regarding the sale of tobacco products constituted "nearly a complete ban on the communication of truthful information." The Court ruled "speech regulation cannot unduly impinge on the speakers ability to propose a commercial transaction and the adult listeners opportunity to obtain information about products."

-- Welcoming the Supreme Court ruling, William S. Ohlemeyer, Vice President and Associate General Counsel at Phillip Morris USA said the Company's opposition to the Massachusetts law had "everything to do with our ability to communicate truthful information to adult smokers" like "cigarette price, brand availability and average tar and nicotine yields." (NYT, 07/03/01).

-- In the Master Settlement Agreement reached with 46 States Attorneys General our company agreed to tell the truth about dangers arising from the use of our products.

-- In arguing against damages related to use of our Company's products the Company has argued that consumers were fully informed as to the health-hazards connected to their use. However juries here and abroad have not agreed with such attestations, in part, because of the kinds of promotion--including those at point-of-purchase -- used by our Company.

-- It would seem to the proponents of this resolution that, if the companies support the fact that consumers should be fully appraised of "truthful information" regarding our products, that such can only be conveyed by a package insert detailing information regarding the product.

RESOLVED: shareholders recommend that, in addition to making information known regarding "cigarette price, brand availability and average tar and nicotine yields," every package of our tobacco products include full and truthful information regarding ingredients that may be harmful to the con-sumer's health, the toxicity of the specific brand, and what detriment to life-expectancy the consumer may expect to incur from regular use of the product, as well as the health hazards for others, especially children, connected with environmental tobacco smoke.

                              Supporting Statement

Our Company recognizes the health hazards involved in use of its tobacco products. Therefore, we recommend that this insert be included with the sale of all of our tobacco products domestically as well as wherever in the world we have point-of-purchase sales. In foreign countries this shall be in the language appropriate to the area in which the sale takes place.

Our company recognizes that cigarettes are a drug-delivery device. With other drugs the FDA has determined that consumers be fully informed as to the effects, counter-effects and adverse warnings of the product. It seems to the filers of this resolution that such information would be another way our company might make sure those using our tobacco products are fully informed as to the consequences of using them."

The Board recommends a vote AGAINST this proposal.

Philip Morris U.S.A., our domestic tobacco company, and Philip Morris International, our international tobacco company, support a single, consistent public health message on the role played by cigarette smoking in the development of disease in smokers, and smoking and addiction. This includes our support of legislation that requires cigarette manufacturers to place health warnings on cigarette packages and in cigarette advertisements, and our belief that governments and public health officials should determine the text of the warning messages. We believe the public is and has long been aware of the dangers of cigarette smoking. Governments, public health authorities, and tobacco control advocates have disseminated extensive information regarding the dangers of smoking.

In addition, the companies support the notion that consumers should have access to additional information regarding their products and have made such information available in response to requests from governments and on their web sites. Each company's web site includes information about cigarette ingredients, "tar" and nicotine yield measurements and the conclusions of government and public health authorities regarding the dangers of smoking, as well as links to additional documents from government and public health authorities on these topics. Further, neither Philip Morris U.S.A. nor Philip Morris International currently has equipment with the capability of adding inserts or "onserts" to the package in an efficient and cost effective manner across their product lines. Such capability requires development of efficient, cost effective equipment compatible with the scale and high speed of the companies' manufacturing processes, and also requires significant capital expenditures.

Accordingly, the Company does not believe that the proponents' request is necessary or appropriate.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

                    PROPOSAL 2--Environmental Tobacco Smoke

                                 Philip Morris


The Charitable Trust and the Retirement Plans for the Employees of the Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, claiming beneficial ownership of 2,900,000 shares of Common Stock, together with six co-proponents, submitted the proposal set forth below. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company.


"WHEREAS a 2001 study in the International Journal of Cancer conclusively showed that the more people smoke in the workplace, the greater the risks for non-smokers.

-- In May, 2000 the U.S. National Institute of Environmental Health Sciences formally added to its list of "known human carcinogens" directly inhaled tobacco smoke (ie, environmental tobacco smoke/ ETS);

--  The Journal of the American Medical Association reported in 2001 (436-41):
    "Before exposure to environmental tobacco smoke, coronary flow velocity reserve was significantly higher in nonsmokers than in smokers. After exposure. . . [it] decreased and was not significantly different from that of smokers."

-- In the most rigorous study to date researchers discovered breathing in other people's cigarette smoke makes non-smokers 82% more likely to suffer a stroke. It also increases the risk of heart disease, heart attack, lung and breast cancer, and breathing-related diseases (Tobacco Control, August, 1999).

-- Restaurant and bar workers have some of the highest rates of lung cancer among all occupations. In a parallel situation, our Company was sued by a class of flight attendants claiming their exposure to ETS increased members of the class' risk of contracting lung cancer. We paid millions of dollars to settle that lawsuit.

-- The company's own director of applied research from 1976-1984 said that carcinogens called nitrosamines "were the most significant risk in lung cancer both among smokers and among nonsmokers. Yet our company has funded numerous restaurant and hospitality associations to oppose laws prohibiting smoking in restaurants and bars. We also sponsor "Marlboro" (and other brand) nights in bars and provide cigarettes for patrons to smoke. Such activities increase workers' exposure to ETS."

-- The Arthur D. Little report financed by our Company called "Public Finance Balance of Smoking in the Czech Republic" stated that health care expenditures include the effects of passive smoking. It stated that, "based on review of recent studies in the field of respiratory diseases, that ETS causes lung cancer, chronic airways obstruction, aggravation of asthma in asthmatic children and other respiratory diseases."

-- In reports related to the discovery of the study our Company apologized for its release, but did not reject nor apologize for such data regarding ETS as was disclosed in the report;

-- Since it did not reject the findings of the Arthur D. Little Czech Report, it would seem to indicate the Company now accepts such findings about the health hazards and costs associated with ETS. However while it admits smoking is a cause of lung cancer, our Company has yet to accept the scientific evidence that links ETS to lung cancer.

--  Failure to warn may increase our liability in future litigation.

RESOLVED: shareholders request the Company find appropriate mechanisms to develop and implement a continuing program to warn persons who smoke, who are exposed to ETS (such as restaurant and bar workers) or who are responsible for minors exposed to ETS from the Company's products, that tobacco smoke is hazardous to nonsmokers and specify the nature of the hazards."

The Board recommends a vote AGAINST this proposal.

Philip Morris U.S.A. and Philip Morris International support the dissemination of information by public health authorities regarding their conclusions about the health effects of ETS. It is also our policy to defer to the judgment of public health officials as to the text of any required warning messages.

The companies have already taken steps to provide such information to the public. For example, the web sites of Philip Morris U.S.A. and Philip Morris International state:

     Government agencies have concluded that ETS causes disease --including lung cancer and heart disease -- in non-smokers. We recognize and accept that many people have health concerns regarding ETS. In addition, because of concerns relating to conditions such as asthma and respiratory infections, we believe that particular care should be exercised where children are concerned, and that smokers who have children -- particularly young ones -- should seek to minimize their exposure to ETS.

The web sites also provide direct links to studies by the U.S. Environmental Protection Agency, the International Agency for Research on Cancer and other public health authorities, all of which conclude that ETS exposure poses health risks to non-smokers. More information on ETS can be found on Philip Morris U.S.A.'s web site at www.philipmorrisusa.com and Philip Morris International's web site at www.pmintl.com.

Consistent with its policy of deference regarding government health warning messages, Philip Morris U.S.A. also supports legislation establishing a comprehensive regulatory framework for tobacco products that includes authorizing the U.S. Food and Drug Administration to revise the text of the existing warning labels on cigarette packages and in cigarette advertisements. Philip Morris International supports similar proposals in markets around the world.

Accordingly, the Company does not believe that the proponents' request is necessary or appropriate.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

     PROPOSAL 3--Philip Morris Companies Inc./Global Human Rights Standards

The Comptroller of the City of New York, 1 Centre Street, New York, New York, 10007, claiming beneficial ownership of 2,260,530 shares of Common Stock, together with a co-proponent, submitted the proposal set forth below. The name, address and shareholding of the co-proponent will be furnished upon request made to the Secretary of the Company.

"Whereas, Philip Morris Companies, Inc. has extensive overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of some U.S.-based corporations has led to an increased public awareness of the problems of child labor, "sweatshop" conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, these standards incorporate the conventions of the United Nation's International Labor Organization (ILO) on workplace human rights which include the following principles:

     1) All workers have the right to form and join trade unions and to bargain collectively. (ILO Conventions 87 and 98)

     2) Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry our their representation functions. (ILO Convention 135)

     3) There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin, or other distinguishing characteristics. (ILO
     Conventions 100 and 111)

     4) Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105)

     5) There shall be no use of child labor. (ILO Convention 138), and,

Whereas, independent monitoring of corporate adherence to these standards is essential if consumer and investor confidence in our company's commitment to human rights is to be maintained,

Therefore, be it resolved that stockholders request that the Company commit itself to the implementation of a code of corporate conduct based on the aforementioned ILO human rights standards by its international suppliers and in its own international production facilities and commit to a program of outside, independent monitoring of compliance with these standards."

The Board recommends a vote AGAINST this proposal.

We agree with the principles on which this proposal is based, but we do not currently believe that adopting a code of corporate conduct is appropriate for our Company at this time.

Our Company and its various subsidiaries are committed to the fair and ethical treatment and human rights of all employees in the workplace. We provide equal employment opportunity without regard to race, color, religion, national origin, age, sexual orientation, marital status, citizenship status or disability, and we do not tolerate discrimination on the basis of any of these factors. We permit employees to organize in accordance with applicable labor laws. And, we do not engage in or condone the unlawful employment or exploitation of children or forced labor in the workplace.

Our Company is committed to improving and upgrading our policies and performance where appropriate, and to that end, took the following steps during the last year:

-- We adopted an enhanced child and forced labor policy and are now moving forward on implementing this enhanced policy. Among other things, this policy sets a global minimum age employment policy for our Company and forbids the use of forced labor in all our operations around the world. The policy also commits our businesses to work with their direct suppliers to gain their compliance to International Labor Organization standards on child and forced labor. In addition, we are committing, as an agricultural based company, to work with others to address the complex issues of the inappropriate or illegal use of children or forced labor in agricultural sectors where we are major purchasers.


-- We continued to further improve and build upon our compliance programs and took a significant step in responding to an ever-changing societal and regulatory environment by creating and filling the new position of Chief Compliance Officer. We have also strengthened the compliance teams in all the operating companies. These teams are continuing to build world-class compliance systems to ensure that we continue to meet or exceed our legal obligations, as well as our own corporate commitments and policies.


-- In response to the 2001 stockholder proposal to adopt the SA 8000 Social Accountability Standard, the Company made a commitment to examine a broad range of codes of conduct to determine whether we should adopt one or more codes or if appropriate changes should be made in the way we conduct our business. The Company appointed an internal global task force to conduct this review. Throughout this review, which is still ongoing, we have conducted extensive research and met with numerous global businesses, code sponsors, non-governmental organizations and other groups who have expertise in these areas.

As a result of our research and external consultations to date, we believe our enhanced child/forced labor policy, our internal compliance system, and our commitment to continuous improvement will provide better assurance that our policies regarding human and labor rights will be implemented.

We will continue to consider and review the benefits of adopting appropriate external codes of conduct or enhancing our internal business guidelines.

Therefore, your Board urges stockholders to vote AGAINST this proposal.

                                 OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 77 Water Street, New York, NY 10005, at an anticipated cost of $22,000, plus reimbursement of out-of-pocket expenses.

                              2003 ANNUAL MEETING


Stockholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors may submit names and biographical data to the Secretary of the Company. The Company's By-Laws prescribe the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2003 Annual Meeting, presently anticipated to be held on April 24, 2003, notice of the nomination must be received by the Company between October 19 and November 18, 2002. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. For a stockholder to bring other matters before the 2003 Annual Meeting, and to include a matter in the Company's proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be given to the Secretary of the Company, whose address is 120 Park Avenue, New York, NY 10017. Any stockholder desiring a copy of the Company's By-Laws will be furnished one without charge upon written request to the Secretary.



                                                            G. Penn Holsenbeck
March 18, 2002                                              Vice President and Secretary

                                                                       EXHIBIT A

          PROPOSED AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION
                        OF PHILIP MORRIS COMPANIES INC.

     Article I of the Restated Articles of Incorporation of Philip Morris Companies Inc. is deleted and is replaced by the following:

                                   "ARTICLE I

     The name of the Corporation is Altria Group, Inc."

PHILIP MORRIS COMPANIES INC.

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, APRIL 25, 2002
AND PROXY STATEMENT

                                      PROXY

                          PHILIP MORRIS COMPANIES INC.
               Proxy Solicited on Behalf of the Board of Directors
                         Annual Meeting April 25, 2002

Geoffrey C. Bible and Charles R. Wall, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Philip Morris Companies Inc. (the "Company") at the annual meeting of stockholders to be held at the Philip Morris U.S.A. Manufacturing Center, Richmond, Virginia, April 25, 2002, at 9:00 a.m., and at all adjournments thereof.

Election of Directors, Nominees:
01. Elizabeth E. Bailey                    06. J. Dudley Fishburn            11. Lucio A. Noto
02. Geoffrey C. Bible                      07. Robert E. R. Huntley          12. John S. Reed
03. Harold Brown                           08. Thomas W. Jones               13. Carlos Slim Helu
04. Louis C. Camilleri                     09. Billie Jean King              14. William H. Webb
05. Jane Evans                             10. John D. Nichols               15. Stephen M. Wolf

This card also serves to instruct the administrator of the Company's dividend reinvestment and voluntary cash payment plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a stockholder or employee participating in any such plan. Unless your proxy for your plan shares is received by April 23, 2002, your plan shares will be voted by the trustee in the same proportion as those plan shares for which instructions have been received.

SEE REVERSE. If you wish to vote in accordance with the Board of Directors' recommendations, just sign on the reverse. You need not mark any boxes.

                                                                     SEE REVERSE
                                                                        SIDE

--------------------------------------------------------------------------------
                       * FOLD AND DETACH PROXY CARD HERE *
   RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


Admission Ticket

---------------------------------------------
PHILIP MORRIS COMPANIES INC.
2002 ANNUAL MEETING OF
STOCKHOLDERS
Thursday, April 25, 2002
9:00 A.M.
The Philip Morris U.S.A. Manufacturing Center
3601 Commerce Road
Richmond, Virginia

1-804-274-3346
---------------------------------------------


DIRECTIONS
The Philip Morris U.S.A. Manufacturing Center is located approximately 6 miles south of downtown Richmond. Take Interstate 95 to Exit 69 (Bells Road). You may request a map by calling 1-800-367-5415.

For hotel information in the Richmond area, please call the Richmond Convention & Visitors Bureau at 1-800-370-9004.

--------------------------------------------------------------------------------
Please present this ticket to the Philip Morris representative in the Registration Area.

--------------------------------------------------------------------------------
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above or vote your shares electronically over the Internet or by telephone.

See reverse side for instructions on voting your shares electronically over the Internet or by telephone.
-------------------------------------------------------------------------------

[X]  Please mark your
     votes as in this
     example.

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the selection of independent accountants, FOR the name change and AGAINST each of the stockholder proposals.

                 The Board of Directors recommends a vote FOR:

                                      FOR       WITHHELD
1.   Election of                      [ ]         [ ]
     Directors
     (see reverse)

For, except vote withheld from the following nominee(s):


--------------------------------------------------------

                                      FOR       AGAINST       ABSTAIN
2. Selection of                       [ ]         [ ]           [ ]
Independent
Accountants

                                      FOR       AGAINST       ABSTAIN
3. Amend the Restated                 [ ]         [ ]           [ ]
Articles of Incorporation of
the Company to reflect the
name change to Altria
Group, Inc.


                The Board of Directors recommends a vote AGAINST

                                      FOR       AGAINST       ABSTAIN
4. Stockholder Proposal No. 1         [ ]         [ ]           [ ]

                                      FOR       AGAINST       ABSTAIN
5. Stockholder Proposal No. 2         [ ]         [ ]           [ ]

                                      FOR       AGAINST       ABSTAIN
6. Stockholder Proposal No. 3         [ ]         [ ]           [ ]


The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                                         ---------------------------------------


                                         ---------------------------------------
                                         SIGNATURE(S)                DATE

--------------------------------------------------------------------------------
                       * FOLD AND DETACH PROXY CARD HERE *




Philip Morris Companies Inc. encourages you to consider voting your shares electronically over the Internet or by telephone. These convenient ways by which you can vote your shares eliminate the need to return the proxy card.

To vote your shares electronically you must use the control number printed in the box above just below the perforation. This control number must be used to access the system.

         To vote over the Internet:

         -    Have this card and your social security number available

         - Log on to the Internet and go to the web site http://www.eproxyvote.com/mo


         To vote by telephone:

         - Using a touch-tone telephone, U.S. and Canadian stockholders may dial toll-free 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, stockholders may call collect 1-201-536-8073.


If you choose to vote your shares electronically, there is no need for you to mail your proxy card.

                  Your vote is important. Thank you for voting.